UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.

(Exact name of registrant as specified in its charter)

            Nevada

(State of incorporation or organization)

(I.R.S. Employer Identification No.)

#703-1112 West Pender Street, Vancouver, BC V6E2S1 Canada

(Address and telephone number of principal executive offices)

Floor 1-4 Building 28, Lishan Industrial, Xinghai Road Nanshan District, Shenzhen, People’s Republic of China 518052

(Address of principal place of business or intended principal place of business)

#703-1112 West Pender Street, Vancouver, BC V6E2S1 Canada

(Name, address and telephone number of agent for service)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class

Name of each exchange on which

to be so registered

Each class is to be registered

Not Applicable

Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:

333-120114 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.

Description of Registrant’s Securities to be Registered.

General

We are authorized to issue 75,000,000 shares of $0.001 par value common stock.

Common Stock

As of the date of this prospectus, there were 24,000,000 shares of common stock outstanding held by 21 shareholders.

All of our authorized shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets.  Holders of shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.  Holders of shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available.  However, our present intention is not to pay any cash dividends to holders of shares but to reinvest earnings, if any.  In the event of our liquidation, dissolution or winding up the holders of shares are entitled to share pro-rata in all assets remaining after payment of liabilities.

Our articles and by-laws do not contain any provisions that would delay, defer or prevent our change in control.

No Preemptive Rights

Shares have no pre-emptive, conversion or other subscription rights.  There are no redemption or sinking fund provisions applicable to the shares.

No Cumulative Voting

Common stock shareholders do not have the right to cumulate his or her votes in an election of directors or for any other matter or matters to be voted upon by our shareholders.

Common Stock

Our Articles of Incorporation authorize the issuance of an unlimited number of shares of common stock, no par value per share. Holders of common stock have no cumulative voting rights, and no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of Common Stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding loan or financing documents. Holders of common stock are entitled to receive dividends when, as, and if declared by the Board of Directors. The approval of proposals submitted to shareholders at a meeting requires a favorable vote of the majority of shares voting.

Item 2. Exhibits.

Exhibit #	Title	Filed
3.4	Articles of Incorporation	(1)
3.7	By-Laws	(1)

(1)

Expressly incorporated by reference to the exhibits of the same number in the Registrant’s Registration Statement on Form SB-2, filed on January 11, 2006.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ASIA ELECTRICAL POWER

INTERNATIONAL GROUP, INC.

By:

/s/ Yulong Guo

Date:   February 4th, 2006

Yulong Guo

President and Chief Executive Officer